Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

FOR RELEASE

November 9, 2009 – 9:00a.m. (EST)

American Electric Technologies Reports 2009 Third Quarter and Nine Months Results

Company shows improved quarterly profitability and operating results

HOUSTON, November 9, 2009— American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power delivery solutions for the traditional and renewable energy industries, announced today that net income for the third quarter of 2009 increased to $170 thousand, or 2 cents per basic and diluted share, compared with $13 thousand, or 0.0 cents per basic and diluted share, for the same quarter last year.

Net sales for the third quarter of 2009 were $12.0 million compared with $14.8 million for the third quarter of 2008, a decrease of $2.8 million or 19.3%. However, the company showed a increase in gross profit percentage to 15.2%, up from 9.9% the prior year and reported a 17% reduction in quarterly overhead expenses of 17% versus the prior year ($1.9 million to $1.6 million).

For the nine months ending September 30, 2009, net sales, net income and basic and fully diluted earnings per share were $40.1 million, $0.5 million and $0.07 compared to $48.4 million, $0.7 million and $0.09, respectively in the comparable prior year period. As previously announced, AETI’s year to date results include a $1.5 million pretax charge for the completion of the final new school construction project.

The company also showed strong progress in the quarter on its strategy to improve cash flow and to strengthen its balance sheet by showing a significant increase in cash flow from operations of $1.5 million ($905k from current quarter operations compared to $573k in same period). The company also reduced its borrowings from its line of credit by $1M. The company’s current ratio showed a 47% improvement (3.4 up from 2.3 prior year) and the company’s long-term debt to total capitalization ratio improved from 16.5% to 12.6% (a 23% improvement over prior year.)

“We are pleased that we have been able to continue our focus on the many positive things we have been doing to position AETI for the future while maintaining our profitability and improving our financial position,” said Charles Dauber, the newly appointed President and Chief Executive Officer of AETI. “Our cost structure has been improved substantially since last year and we expect to continue to adjust our infrastructure to market conditions as needed. Our efforts to augment our products and services to markets beyond traditional energy are complementing our core business. We successfully completed several important product development efforts that are already enhancing our revenue base, particularly to renewable energy markets.,”

“We continue to see uncertainty in many of our markets but we are encouraged that our backlogs have improved from the prior quarter levels. We are entering the final quarter with a significantly lower cost structure and breakeven point and with new products that will be sold into markets beyond our traditional energy business. We believe we are well positioned for the future, particularly when the global economy recovers.”

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Outlook for Fiscal 2009 and Early 2010 Demand for AETI’s products from the traditional energy markets remains highly uncertain. In addition, sales by the Electrical and Instrumentation Construction (“E&I”) unit, particularly in the marine construction and industrial markets continue to be lower than traditional levels. The Company does expect however to remain above the quarterly breakeven sales level of $12 million. We continued our development of products to support renewable energy markets including development of our wind energy converter product and product deliveries began in the third quarter. The Company has invested in excess of $0.5 million in development costs during 2009 and expects demand for these converters to be substantially higher in 2010. Additionally, AETI’s portable data center product is expected to result in sales of at least $5 million for all of 2009. The Company’s international joint ventures will likely reflect lower net income in the remainder of 2009 due to overall global market conditions but we are encouraged by our recent initiatives in Brazil that should provide incremental revenue during the balance of the year.

Third Quarter ending September 30, 2009 AETI highlights (in $000s):

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The Technical Products and Services (“TP&S”) segment revenue declined from $7,821.5 for the third quarter of 2008 to $5,296.0 for the third quarter of 2009 primarily due to reduced demand for the company’s products and services in our traditional oil & gas energy markets. The development effort for initial wind energy converter products has been completed and the initial products were shipped for revenue in August, 2009.

•	The TPS group showed a decrease in gross profit of $146.0, attributable to the decrease in revenue.

•	The TPS group net income before taxes showed a decrease of $327.0 attributable to the decline in equity income from joint ventures of $495.0.

•	As of September 30, 2009, the backlog for TP&S was approximately $8,300.0, a 33% increase from the end of the prior quarter. Approximately 30% of this backlog should be realized by December 31, 2009.

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The E&I segment reported sales of $4,939.0 in the third quarter of 2009, essentially flat from the third quarter of 2008. The company reported its substantial completion of all new school construction projects during the second quarter. Declines from the departure from the new school construction business and general weakness in industrial, marine markets were offset by increased opportunities in the wastewater business and continued revenue from the data center market.

•	The E&I construction operation reported gross profit improved by approximately $750 in the current quarter, from $127 to $873

•	Profit before taxes increased from a loss of $261 to $464 profit

•	The backlog for the E&I Construction segment was $9,900.0 as of September 30, 2009, an increase of $3,900 from the previous quarter. Approximately 25% of this backlog should be realized in 2009.

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The American Access segment sales declined $328.7 from the comparable prior year reporting period or 16%. Lower demand for the unit’s zone cabling products were offset by improved sales to contract manufacturing customers. This segment’s sales were lower than projected this quarter due to reduced shipments to a contract manufacturing customer.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Joint Venture Highlights: In the third quarter of 2009, AETI recorded equity income of $70.5, including $144.7 from its 40 % share of its Chinese joint venture’s net income, offset by AETI’s share of the Singapore joint venture’s loss of $74.2.

AETI had borrowings of $3,000.0 as of September 30, 2009, under its revolving credit facility, a $1 million reduction from the balance as of December 31, 2008.

AETI’s unaudited consolidated income statement and balance sheet for the period are available on our website and detailed information on the financial results for the quarter ended September 30, 2009 is included in the company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission on November 9, 2009.

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Investor Contact: John H. Untereker AETI’s Sr. Vice President & CFO juntereker@aeti.com 713-644-8182	Media Contact: Lena Clark Ward Creative Communications lclark@wardcc.com 713-869-0707

American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenue, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenue, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 26, 2009. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.